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                                                                Exhibit 10.10

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT dated as of January 1, 2000, between THE JUDGE GROUP, INC. ("JG" or "Company") and Robert G. Alessandrini (the "Executive").

                                   BACKGROUND

         The Company is a Pennsylvania corporation engaged in the business of technical placement and training.

         Executive has substantial business experience and talents in the area of financial controls and managment. JG believes that Executive will contribute to the future success of JG, and wishes to employ Executive on the terms and conditions set forth in this Agreement.

         Pursuant to the foregoing, Company desires to employ Executive, and Executive desires to enter into the employ of Company, on the terms and conditions contained in this Agreement.

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending, to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. CAPACITY AND DUTIES

         1.1 Employment; Acceptance of Employment. JG hereby employs Executive and Executive hereby accepts employment by Company for the period and upon the terms and conditions hereinafter set forth.

         1.2 Capacity and Duties.

             (a) Executive shall be principally employed by JG as its Chief Financial Officer, and, subject to the supervision of the Chief Executive Officer of JG shall perform such duties and have such authority consistent with his position as may from time to time be specified by the Chief Executive Officer of JG. Executive shall report directly to the Chief Executive Officer and shall perform his duties for JG principally from Company's office located in the Bala Cynwyd, Pennsylvania, except for periodic travel that may be necessary or appropriate in connection with the performance of Executive's duties hereunder.

             (b) Executive shall devote his full working time, energy, skill and best efforts to the performance of his duties hereunder, in a manner which will faithfully and diligently further the business and interests of Company and its affiliates (as defined below), and shall not be employed by or participate or engage in or be a part of in any manner the management or operation of any business enterprise other than Company and its affiliates without the prior written consent of the Chief Executive Officer, which consent may be granted or withheld in his sole discretion. For the purposes of this definition "affiliate" means any person or entity which is a subsidiary of or controlled by, or under common control with, the Company

             (c) Executive, without the express consent of Chief Executive Officer, shall have no actual, apparent or implied authority to pledge the credit of JG or JG; bind JG under any contract, note, mortgage or other agreement outside the ordinary course of Company's business; release or discharge any debt due JG; or sell, mortgage, transfer or otherwise dispose of any assets of JG.

SECTION 2. TERM OF EMPLOYMENT

         2.1 Term. The initial term of Executive's employment hereunder shall be one [1) year commencing on the date hereof and shall thereafter automatically be renewed each year thereafter unless and until either party shall give notice of his or its election to terminate Executive's employment at least ninety (90) days prior to the end of the then-current term, or unless earlier terminated as hereinafter provided.

SECTION 3. COMPENSATION

         3.1 Basic Compensation. As compensation for Executive's services hereunder, Company shall pay to Executive a salary at the annual rate of $125,000 (the "Base Salary"), payable in bi-weekly installments in accordance with Company's regular payroll practices in effect from time to time for the first year during the term of Executive's employment, and for each subsequent year a salary at such higher annual rate as the Board shall from time to time determine in its sole discretion.

         3.2 Performance Bonus. During the Term of this Agreement, in the sole discretion of the Board, Executive shall be entitled to receive an annual performance bonus in accordance with the policies of JG in place from time to time as administered by the Compensation Committee of the Board, provided that Executive has met or exceeded net profit or other performance goals established by such committee.
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         3.3 Stock Options.

             (a) Company agrees that, subject to the approval of the Board, during the Term it will present to Executive on or about each Anniversary Date of this Agreement, a stock option agreement that will enable employee to purchase shares of the common stock of JG, and subject to the compliance of Executive with the terms and conditions of this Agreement.

             (b) The options referred to in Section 3.3(a) above shall be granted pursuant to the 1996 Incentive Stock Option and Non-Qualified Plan for Key Employees and Non-Employee Directors (the "Plan"). All options shall be subject to the terms and conditions of the Plan, as applicable, and applicable laws and regulations. To the extent permitted by Plan and applicable law, options granted to Executive shall be Incentive Stock Options under Section 422(b) of the Internal Revenue Code of 1986, as amended. The exercise price per share of common stock for options issued to Executive shall be the closing price of the stock at the close of trading on the date the options are awarded. If the stock is not traded on the date the options are awarded, the next succeeding day of trading shall be utilized. Options granted pursuant to this paragraph shall be fully vested in amounts and on the dates specified in the Stock Option Agreement issued to the Executive shall at all times be subject to compliance with the terms and conditions of this Agreement, the Stock Option Agreement and the Plan. All such options shall become immediately vested upon change of control, as defined herein, whether or not Executive is terminated or constructively terminated pursuant to such change of control.

         3.4 Executive Benefits. In addition to the compensation provided for in Sections 3.1, 3.2 and 3.3, Executive shall be entitled during the term of his employment to participate in Company's medical and 401(k) plans and such other of Company's employee benefit plans and benefit programs as may from time to time be provided for other employees of Company whose duties, responsibilities, and compensation are reasonably comparable to those of Executive.

         3.5 Vacation. Executive shall be entitled all legal holidays observed by JG and to a vacation of four (4) weeks during each calendar year during the term of his employment, during which time his compensation shall be paid in full.

         3.6 Expense Reimbursement. During the term of his employment, Company shall reimburse Executive for all reasonable expenses incurred by him in connection with the performance of his duties hereunder in accordance with its regular reimbursement policies as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as Company may reasonably require.

         3.7 Automobile. During the term of his employment, Company shall provide Executive with a four hunderd dollar ($400) per month car allowance.

         3.8 Phase Trip. Executive and his spouse shall be entitled to attend one Company Phase Trip per year at the Company's expense. Should Executive and/or his spouse choose not to attend a Phase Trip, he shall not be reimbursed for the expense.

SECTION 4. TERMINATION OF EMPLOYMENT

         4.1 Death of Executive. Executive's employment hereunder shall immediately terminate upon his death, upon which Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) accrued as of the date of Executive's death in accordance with generally accepted accounting principles.

         4.2 Disability of Executive. If Executive, in the reasonable opinion of the Board, is or has been unable, due to his physical, mental or emotional illness or condition to perform his duties hereunder for a period of forty five
(45) consecutive days or sixty (60) days within twelve consecutive months, then the Board shall have the right to terminate Executive's employment upon ten (10) days' prior written notice to Executive at any time during the continuation of such inability, in which event Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles.

         4.3 Termination for Cause. Executive's employment hereunder shall terminate immediately upon notice that the Board is terminating Executive for "cause" (as defined herein), in which event Company shall not thereafter be obligated to make any further payments hereunder other than amounts (including salary, bonuses, expense reimbursement, etc.) accrued under this Agreement as of the date of such termination in accordance with generally accepted accounting principles. As used herein, "cause" shall include, without limitation, the following:

                 (i) dishonesty;

                 (ii) fraud committed in connection with Executive's employment, theft or misappropriation or embezzlement of Company's or JG's funds;
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                 (iii) conviction of any felony, first degree misdemeanor, crime involving fraud or misrepresentation, or of any other crime (whether or not connected with his employment) the effect of which is likely to adversely affect JG, JG or their affiliates;

                 (iv) material breach of Executive's obligations under this Agreement not corrected after notice and a period of fifteen (15) days to cure;

                 (v) repeated and consistent failure of Executive to be present at work during normal business hours unless the absence is because of one or more of the disabilities specified in Section 4.2;

                 (vi) willful violation of any express direction or any rule or regulation established by the Chief Executive Officer or the Board;

                 (vii) insubordination, gross incompetence or misconduct in the performance of, or gross neglect of, Executive's duties hereunder not corrected after notice and a period of fifteen (15) days to cure;

                 (viii) conduct contrary to the best interests of Company or JG not corrected after notice and a period of fifteen (15) days to cure;

                 (ix) illegal possession or use of any controlled substance; or

                 (x) use of alcohol or other drugs which interferes with the performance by Executive of his duties.

         4.4 Termination without Cause. In the event Executive's employment is terminated by Company prior to the expiration of the then current term, for any reason other than Cause or the death or disability of Executive; then Company shall pay Executive for the remainder of the contract term. Additionally, all stock options granted to Executive pursuant to Section 3.3 above shall become immediately vested and exercisable on the date of such termination. Upon making such payments, Company shall have no further obligation to Executive hereunder.

         4.5 Termination Upon a Change in Control. If following a Change in Control of Company (as defined herein), Executive's employment is terminated without Cause or Executive is constructively terminated, then Executive shall be entitled to the following:

             (a) a lump sum payment equal to one (1) times the base annual cash compensation; and

             (b) anything to the contrary contained in Section 3.3 above notwithstanding, all outstanding stock options granted to Executive pursuant to
Section 3.3 shall become immediately vested and exercisable on the date of such change of control; and

             (c) continuation of Executive's benefits pursuant to Section 3.3 for the lesser of one (1) year or such time as Executive receives benefits from another employer.

             (d) Should Executive desire to terminate his employment at his discretion upon a change of control, he shall be entitled to a lump sum payment equal to six (6) months base compensation. The above-listed payments only become effective upon constructive termination upon a change in control. For purposes of this Agreement, "Constructively Terminated Upon Change in Control" shall mean the occurrence of any of the following events without Employee's express consent:

                 (i) A substantial and adverse change in the Executive's duties, control, authority, status or position with JG, or the assignment to the Executive of any duties or responsibilities that are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the Executive, or a loss of title, loss of office, relocation, loss of significant authority, power or control, or any removal of him from or any failure to reappoint or reelect him to such positions, except in connection with his termination of his employment for Cause or Disability, or as a result of Employee's death;

                 (ii) Any reduction by Company in Executive's base compensation unless such reduction shall also apply to similarly situated Executives of Company and does not exceed ten percent (10%) per year (unless otherwise agreed in writing by Executive);

                 (iii) Any material breach by Company of any provision of this Agreement;

                 (iv) A material increase in the amount of travel required by Company of Executive to perform Executive's duties; or

                 (v) A required relocation by Company of Executive outside of the Delaware Valley. It is the intention of the parties that the payments under this Section 4.5 shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.
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Accordingly, notwithstanding anything in this Section 4.5 to the contrary, if any of the amounts otherwise payable under this Section 4.5 would constitute "excess parachute payments," or if the independent accountants acting as auditors for Company on the date of the Change in Control determine that such payments may constitute "excess parachute payments," then the amounts otherwise payable under this Section 4.5 shall be reduced to the maximum amounts that may be paid without any such payments constituting, or potentially constituting, "excess parachute payments." Upon making the payments described in this Section 4.5, Company shall have no further obligation to Executive hereunder. For purposes hereof, a "Change in Control" of Company shall be deemed to have occurred if any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of interest in Company results in fifty percent (50%) or more of the outstanding voting power of the then outstanding voting securities of Company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by a party or parties who were not the beneficial owners of the common stock of Company immediately prior to such sale or other disposition; provided that a Change in Control will not be deemed to have occurred if Company conducts an public offering or enters into a private equity sale and a majority of the board of directors of the resulting entity consists of individuals who were members of the Board immediately prior to such transaction.

SECTION 5. RESTRICTIVE COVENANTS

         5.1 Confidentiality.

             (a) Executive shall not, either during or after his employment with Company, directly or indirectly use, publish or otherwise disclose or divulge to any third party any trade secrets, confidential or proprietary information of Company other than as required by law or in the ordinary course of Company business (including, without limitation, any such information concerning customers, clients, candidates, consultants, vendors, services, products, processes, pricing policies, business plans or records, any technical or financial information or data, or any information relating to the history or prospects of Company, JG, any of JG's affiliates, or any of JG's shareholders). "Confidential" information includes, without limitation, all unpublished information and all information and data which is not generally known by the industry.

             (b) Executive shall not, either during or after his employment with Company, directly or indirectly copy, reproduce or remove from Company's premises, except in the ordinary course of Company business, trade secrets, confidential or proprietary information of Company or JG (in any medium) or any Company or JG documents, files or records (including without limitation any invoices, customer correspondence, business cards, orders, computer records or software, or mailing, telephone or customer lists). All such documents, files and records, and all other memoranda, notes, files, records, lists and other documents made, compiled or otherwise acquired by Executive in the course of his employment with Company are and shall remain the sole property of Company and all originals and copies thereof shall be delivered to JG upon termination of employment for whatever reason. Executive acknowledges a duty of confidentiality owed to Company and JG and shall not, at any time during or after his employment by Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Board, any trade secret, private or confidential information or knowledge of Company or its parent or any of its parent's affiliates obtained or acquired by him while so employed. All computer software, computer data, address books, rolodexes, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, books, records, and files and know-how acquired while an employee of Company, are acknowledged to be the property of Company and shall not be duplicated, removed from Company's possession or made use of other than in pursuit of Company's business and, upon termination of employment for any reason, Executive shall deliver to Company, without further demand, all copies thereof which are then in his possession or under his control.

         5.2 Non-Competition and Non-Solicitation.

             (a) Executive further agrees that in the event of termination of this Agreement for any reason whatsoever, he will not, for a period of eighteen
(18) months from the date of such termination (such period not to include any period(s) of violation or period(s) of time required for litigation to enforce the covenants herein), either directly or indirectly, on his own account or as agent, consultant, advisor, stockholder, employer, employee or otherwise in conjunction with any other person or entity engage in competition in a business similar to that of JG or be employed by a business in competition with JG located within a radius of one hundred (100) miles of any office where JG had or planned to have an office within the preceding year, nor will he solicit accounts, clients, personnel, consultants, candidates or engage in any other competitive activities within said area and/or work for business that is similar and is in competition with JG. Executive further agrees that regardless of geographic location, he will not, during such time period, service any customers that JG has done any business with during the preceding year. Executive acknowledges that doing so in any manner would interfere with, diminish and otherwise jeopardize and damage the business and goodwill of JG.
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             (b) Executive further agrees that during the duration of this agreement and for a period of eighteen (18) months following termination for any reason, he will not in any way solicit, divert, take away or attempt to solicit, divert or take away any employee, temporary personnel, consultants, applicants, clients, customers, trade, business or goodwill from JG or otherwise compete for accounts or personnel which became known to him through his employment with JG and agrees not to influence or attempt to influence any of JG's current or prospective customers, technical personnel, or employees not to do business with JG.

         5.3 Inventions and Improvements. During the term of his employment, Executive shall promptly communicate to Company all ideas, discoveries and inventions which are or may be useful to Company or its business. Executive acknowledges that all ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by him and every item of knowledge relating to Company's business interests (including potential business interests) gained by him during his employment hereunder are the property of Company, and Executive hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to Company for its sole use and benefit, without additional compensation. The provisions of this Section shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by him alone or with others, whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to Company's business interests (including potential business interests), and whether or not within the specific realm of his duties. It shall be conclusively presumed that ideas, inventions, and improvements relating to Company's business interests or potential business interests conceived during the two (2) years following termination of employment are, for the purposes of this Agreement, conceived prior to termination of employment. Executive shall, upon request of Company, but at no expense to Executive, at any time during or after his employment with Company, sign all instruments and documents requested by Company and otherwise cooperate with Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in any and all countries.

         5.3 Injunctive and Other Relief.

             (a) Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants contained herein and accordingly expressly agrees that, in addition to any other remedies which JG may have, JG shall be entitled o injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay JG or JG from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of its obligations hereunder.

             (b) Notwithstanding the equitable relief available to JG or JG, the Executive, in the event of a breach of his covenants contained in Section 5 hereof, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to JG or JG until and unless JG or JG can obtain such equitable relief. Therefore, in addition to such equitable relief, JG or JG shall be entitled to monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all monies received by Executive as a result of said breach and all costs and attorneys' fees incurred by JG or JG in enforcing this Agreement. If Executive should use or reveal to any other person or entity any confidential information, this will be considered a continuing violation on a daily basis for so long a period of time as such confidential information is made use of by Executive or any such other person or entity.

SECTION 6. MISCELLANEOUS

         6.1 Severability. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction, by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

         6.2 Assignment. This Agreement shall not be assignable by Executive, and shall be assignable by Company only to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Company in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.
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         6.3 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

             (a) If to Company:
                   Judge Technical Services, Inc. & The Judge Group, Inc. Two Bala Plaza, Suite 800
                   Bala Cynwyd, PA  19004
                   Tel:   (610) 667-7700
                   Fax:  (610) 664-7090
                   Attention: Martin E. Judge, Jr.

                 With a copy to:
                   Drinker Biddle & Reath
                   One Logan Square
                   18th and Cherry Streets
                   Philadelphia, PA 19103-6996
                   Tel:  (215) 988-2700
                   Fax:  (215) 988-2757
                   Attention: Douglas Raymond

             (b) If to Executive:
                   Robert Alessandrini
                   721 Noble Street
                   Norristown, PA 19401

         6.4 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

         6.5 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

         6.6 Headings; Counterparts. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

         6.7 Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               THE JUDGE GROUP, INC.

                               /s/ Martin E. Judge, Jr.
                               -----------------------------------------------
                               Chief Executive Officer , The Judge Group, Inc. Chairman of the Board of Directors

                               /s/ Robert G. Alessandrini
                               ---------------------------